Exhibit 3.2
CERTIFICATE OF ELIMINATION OF
6.50% SERIES D MANDATORY CONVERTIBLE PREFERRED STOCK OF
ASSURANT, INC.
(Pursuant to Section 151(g) of the
Delaware General Corporation Law)

Assurant, Inc., a Delaware corporation (the “Corporation”), does hereby certify that the following resolution respecting shares of 6.50% Series D Mandatory Convertible Preferred Stock of the Corporation was duly adopted by the Corporation’s Board of Directors:

Resolved, that: (i) no shares of the Corporation’s 6.50% Series D Mandatory Convertible Preferred Stock are outstanding, and no shares of such series will be issued subject to the certificate of designations previously filed with respect thereto and (ii) each officer of the Corporation (acting alone) is authorized to file with the Secretary of State of the State of Delaware a certificate pursuant to Section 151(g) of the Delaware General Corporation Law setting forth this resolution in order to eliminate from the Corporation’s certificate of incorporation all matters set forth in the foregoing certificate of designations.

[Signature Page Follow(s)]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be signed by its duly authorized officer on the date set forth below.

                        ASSURANT, INC.

                        By: /s/ Jay Rosenblum_______________
                            Name: Jay Rosenblum
                            Title: Executive Vice President,
Chief Legal Officer

                        Date:    May 21, 2025____________________